May 12, 1997

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Nova Natural Resources Corporation and, under the date of November 27, 1996, we reported on the financial statements of Nova Natural Resources Corporation as of and for the years ended September 30, 1996 and 1995. On May 2, 1997, we resigned. We have read Nova Natural Resources Corporation's statements included under item 4 of its Form 8-K dated May 5, 1997, and we agree with such statements.

Very truly yours,

KPMG Peat Marwick LLP


Mr. Thaddeus J. Senko
Partner